Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Changes to Board of Directors

Enhances Corporate Governance
with Increase in Board Independence

NEW YORK, NEW YORK, August 31, 2015 – RCS Capital Corporation (“RCS Capital”) (NYSE: RCAP) today announced certain changes to the composition of its board of directors which further simplifies RCS Capital’s governance structure and increases the proportion of independent members serving on its board of directors. R. Lawrence “Larry” Roth and Peter M. Budko have resigned from the RCS Capital board of directors. Neither Messrs. Roth nor Budko resigned as a result of any disagreement with RCS Capital or its board of directors. Mr. Roth will instead concentrate his energies on his responsibilities as chief executive officer of Cetera Financial Group, RCS Capital’s independent retail advice division. Mr. Budko has informed the board he will concentrate his energies on his responsibilities in connection with the recently announced creation of AR Global Investments.

As a result of these changes, the RCS Capital board of directors is comprised of seven directors, a majority of which are independent and all of whom bring to RCS Capital significant industry, senior leadership and corporate governance experience.

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, investment banking, capital markets, investment research, investment management and crowdfunding, and, until the completion of a recently announced pending sale, wholesale distribution, RCS Capital’s business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors. Additional factors that may affect future results are contained in RCS Capital’s filings with the SEC, which are available at the SEC’s website at www.rcscapital.com. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903